Citigroup Global Markets Holdings Inc.	July 24, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH1324 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Principal-at-Risk Securities Linked to the CMS Spread Due August 26, 2019

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer a periodic coupon payment at a per annum rate that is higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you will be exposed to the risk that, if a downside event occurs, you will not be repaid the full stated principal amount of your securities at maturity. A downside event will occur if the CMS spread on the valuation date specified below is less than the downside threshold specified below. If a downside event occurs, you will lose some, and may lose up to all, of your investment in the securities.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing date:	July 24, 2018
Issue date:	July 26, 2018
Valuation date:	August 19, 2019, subject to postponement if such date is not a U.S. government securities business day
Maturity date:	August 26, 2019
Coupon:	21.50% per annum. The amount of each coupon payment will be equal to (i) the stated principal amount multiplied by the coupon rate per annum divided by (ii) 12.
Coupon payment dates:	The 26th day of each month during the term of the securities, commencing on August 26, 2018. If any coupon payment date is not a business day, the coupon payment due on that date will be paid on the next succeeding business day, and no additional interest will accrue as a result of the delay in payment.
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive an amount determined as follows (in addition to the final coupon payment):

▪   If a downside event does not occur: $1,000

▪   If a downside event does occur: $1,000 + ($1,000 × 250 × the CMS spread on the valuation date), but in no event less than $0

If a downside event occurs, you will lose more than 25%, and possibly up to all, of your investment in the securities. You should not invest in the securities unless you are willing and able to bear the loss of your entire investment.

Downside event:	A downside event will occur if the CMS spread on the valuation date is less than the downside threshold
Downside threshold:	-0.10%
CMS spread:	On any date of determination, the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”), each as determined on that date of determination. See “Additional Terms of the Securities” for further information.
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324CYB6 / US17324CYB61
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$35.00	$965.00
Total:	$2,112,000.00	$73,920.00	$2,038,080.00

(1) On the date of this pricing supplement, the estimated value of the securities is $960 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $965 per security, assuming no custodial fee is charged by a selected dealer, and up to $970, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table and examples below illustrate various hypothetical payments at maturity assuming various hypothetical values of the CMS spread on the valuation date. Your actual payment at maturity per security will depend on the actual CMS spread on the valuation date and may differ from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis.

Hypothetical CMS Spread on Valuation Date	Hypothetical Payment at Maturity per Security(1)	Hypothetical Total Return on Securities(2)
1.0000%	$1,000.00	23.2917%
0.8000%	$1,000.00	23.2917%
0.6000%	$1,000.00	23.2917%
0.4000%	$1,000.00	23.2917%
0.2000%	$1,000.00	23.2917%
0.0000%	$1,000.00	23.2917%
-0.1000%	$1,000.00	23.2917%
-0.1001%	$749.75	-1.7333%
-0.1100%	$725.00	-4.2083%
-0.1200%	$700.00	-6.7083%
-0.1300%	$675.00	-9.2083%
-0.1400%	$650.00	-11.7083%
-0.1500%	$625.00	-14.2083%
-0.1600%	$600.00	-16.7083%
-0.1700%	$575.00	-19.2083%
-0.1800%	$550.00	-21.7083%
-0.1900%	$525.00	-24.2083%
-0.2000%	$500.00	-26.7083%
-0.3000%	$250.00	-51.7083%
-0.4000%	$0.00	-76.7083%

(1) Excludes final coupon payment

(2) Includes coupon payments. Equal to (i) (a) hypothetical payment at maturity per security (excluding final coupon payment) plus aggregate coupon payments received over term of securities minus (b) $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

Example 1—Par Scenario. In this example, the hypothetical CMS spread on the valuation date is 0.2000%. Because the CMS spread on the valuation date is greater than the downside threshold, a downside event would not occur, and you would be repaid the stated principal amount of your securities at maturity.

Example 2—Downside Scenario A. In this example, the hypothetical CMS spread on the valuation date is -0.2000%. Because the CMS spread on the valuation date is less than the downside threshold, a downside event would occur, and the payment you receive at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × 250 × the CMS spread on the valuation date)

= $1,000 + ($1,000 × 250 × -0.2000%)

= $1,000 - $500

= $500

In this example, the CMS spread on the valuation date is -0.2000%, and you would lose half of your initial investment at maturity.

Example 3—Downside Scenario B. In this example, the hypothetical CMS spread on the valuation date is -0.4000%. Because the CMS spread on the valuation date is less than the downside threshold, a downside event would occur, and the payment you receive at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × 250 × the CMS spread on the valuation date)

= $1,000 + ($1,000 × 250 × -0.4000%)

= $1,000 - $1,000

= $0

In this example, the CMS spread on the valuation date is -0.4000%, and you would lose your entire initial investment at maturity.

PS-2

Citigroup Global Markets Holdings Inc.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the CMS spread. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity. Instead, your payment at maturity will depend on the CMS spread on the valuation date. If the CMS spread on the valuation date is less than the downside threshold, a downside event will occur and you will receive significantly less than the stated principal amount of your securities at maturity. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	Your investment is subject to the risk of an inverted yield curve on the valuation date. The relationship between short-term and long-term interest rates may be thought of in terms of a curve plotted on a graph, where the y-axis represents interest rates and the x-axis represents the relevant maturity. That curve is referred to as a yield curve. A yield curve may be upward sloping, which would result when long-term interest rates are higher than short-term interest rates. A yield curve may also be downward sloping, or inverted, which would result when short-term interest rates are higher than long-term interest rates.

For purposes of the securities, the relevant yield curve is the curve depicting the relationship between CMS30 and CMS2. Because the CMS spread is equal to CMS30 minus CMS2, a positive CMS spread would indicate that CMS30 is greater than CMS2, resulting in an upward sloping CMS yield curve. Conversely, a negative CMS spread would indicate that CMS2 is greater than CMS30, resulting in an inverted CMS yield curve.

If the CMS yield curve is upward sloping on the valuation date, resulting in a positive CMS spread on the valuation date, you will be repaid your initial investment at maturity. If the CMS yield curve is inverted on the valuation date, resulting in a negative CMS spread on the valuation date, you will be repaid your initial investment at maturity if the CMS spread is greater than or equal to the downside threshold. The repayment of your initial investment at maturity in this scenario represents a limited barrier against loss resulting from an inverted CMS yield curve on the valuation date. However, if the CMS yield curve is inverted on the valuation date and the resulting negative CMS spread is less than the downside threshold, you will lose a significant portion, and potentially up to all, of your investment in the securities. As a result, your investment in the securities is subject to the risk of an inverted CMS yield curve on the valuation date, subject to the limited barrier described above.

For more information about the CMS spread and the CMS yield curve, see “Information About the CMS Spread” in this pricing supplement.

▪	The CMS yield curve may not be representative of other yield curves. The CMS yield curve may be inverted, resulting in a negative CMS spread on the valuation date and, if the CMS spread on the valuation date is less than the downside threshold, a downside event, even if other yield curves would not be so inverted. For example, a yield curve could be constructed based on U.S. Treasury yields, and it is possible that a downside event will occur under the securities in a circumstance in which a downside event would not have occurred had the securities been linked to the U.S. Treasury yield curve rather than the CMS yield curve.

▪	The CMS spread is influenced by a number of complex economic factors and is impossible to predict. CMS rates are influenced by many factors, including those described under “Information About the CMS Spread” in this pricing supplement. The CMS spread is influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the CMS spread will depend not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities differently. For example, if the relevant economic factors lead to a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS spread will decrease. Because of the many market factors that affect CMS rates and the CMS spread, it is impossible to predict what the CMS spread will be on the valuation date.

▪	The CMS spread may decrease if short-term interest rates rise. Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates have historically been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread. It is important to understand, however, that short-term

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Citigroup Global Markets Holdings Inc.

interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factor.

▪	The difference between CMS30 and CMS2 may not be as great as the difference between CMS30 and a CMS rate with a shorter maturity. As a result, the likelihood that a downside event will occur is greater than it would be if the securities were linked to the spread between CMS30 and a CMS rate with a shorter maturity than 2 years.

▪	Your payment at maturity depends on the CMS spread on a single day. Because your payment at maturity depends on the CMS spread solely on the valuation date, you are subject to the risk that the CMS spread may be significantly lower on that day than it was on other dates during the term of the securities, including other dates near the valuation date.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the CMS spread and the level of interest rates generally. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

PS-4

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the value and volatility of the CMS spread and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	CMS spread. We expect that the value of the securities at any time prior to maturity will depend substantially on the CMS spread at that time. If the CMS spread decreases following the pricing date, the value of your securities will also likely decline, perhaps significantly. Even at a time when the CMS spread has increased from its initial value, the value of your securities may nevertheless be significantly less than the stated principal amount of your securities because of expectations that the CMS spread will continue to fluctuate over the term of the securities, among other reasons.

▪	Volatility of the CMS spread. Volatility refers to the magnitude and frequency of changes in the CMS spread over any given period. Any increase in the expected volatility of the CMS spread may adversely affect the value of the securities.

▪	Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the securities.

▪	Time remaining to maturity. At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity. If you sell the securities at any time prior to maturity, you will be giving up any increase in the time value of the securities that may result as the time remaining to maturity shortens.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The offering of the securities does not constitute a recommendation to invest in an instrument linked to the CMS spread by CGMI or its affiliates. You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how the CMS spread will perform in the future or as a recommendation to invest in an instrument linked to the CMS spread, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the CMS spread. CGMI and other of our affiliates may publish research from time to time relating to a CMS rate or the CMS spread. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence the CMS spread, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the CMS spread and the merits of investing in the securities.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The CMS spread may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the securities, we expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the interest rate swaps from which the CMS rates that make up the CMS spread are derived and may adjust such positions during the term of the securities. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before the valuation date, which may involve, among other things, our counterparties purchasing or selling such interest rate swaps. This hedging activity during the term of the securities, including on or near the valuation date, could negatively affect the CMS spread on the valuation date and, therefore, adversely affect your payment at maturity. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your securities in a secondary market transaction.

CGMI and other of our affiliates may also trade the interest rate swaps from which the CMS rates that make up the CMS spread are derived on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the CMS spread on the valuation date and, therefore, adversely affect the performance of the securities.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

▪	The way CMS rates are calculated may change in the future, which could adversely affect the value of the securities. The method by which the CMS rates that make up the CMS spread are calculated may change in the future, as a result of governmental actions, actions by the publisher of the CMS rates or otherwise. We cannot predict whether the method by which the CMS rates are calculated will change or what the impact of any such change might be. Any such change could affect the CMS spread in a way that has a significant adverse effect on the securities.

▪	Uncertainty about the future of LIBOR may affect the CMS spread in a way that adversely affects the return on and the value of the securities. A CMS rate is a market rate for the fixed leg of a fixed-for-floating interest rate swap with a term equal to the applicable maturity, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS rates are significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the value of the CMS rates. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying the CMS rates, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the securities, that are linked to CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of the CMS rates, and any uncertainty at what these changes may be, may affect the CMS rates in a way that adversely affects your return on and value of the securities.

▪	The CMS rates that make up the CMS spread may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner. If, on the valuation date, a CMS rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the applicable CMS rate on that day will be determined on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that day. If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. A CMS rate determined in this manner and used in the determination of the payment at maturity on the securities may be different from the CMS rate that would have been published on the Reuters page “ICESWAP1” and may be different from other published rates, or other estimated rates, of the applicable CMS rate.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, Citibank, N.A., as calculation agent, will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things, determining a CMS rate if it is not otherwise available on the valuation date, selecting a successor rate if a CMS rate is discontinued and, if no successor rate is selected, calculating the applicable CMS rate in good faith and using its reasonable judgment. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any payment owed to you under the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were

PS-6

Citigroup Global Markets Holdings Inc.

successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, even under our intended characterization of the securities there is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities should be treated as capital gain or loss or ordinary income or loss.  An ordinary loss recognized by an individual might, among other things, be a non-deductible “miscellaneous itemized deduction.”

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating all or a portion of the coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. person as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities to a non-U.S. person. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons is subject to withholding tax, possibly with retroactive effect.

You should read carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-7

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

General

The description of the securities in this pricing supplement supplements and, to the extent inconsistent with, replaces the general terms of the securities set forth in the accompanying prospectus supplement and prospectus. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

The securities are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

Determination of CMS Rates

Each of CMS30 and CMS2 is referred to in this pricing supplement as a “CMS rate”.

A CMS rate of a given maturity represents, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with that maturity. A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market. The “maturity” of a CMS rate is the time period specified with respect to that CMS rate. For example, the maturity of CMS30 is 30 years, and the maturity of CMS2 is 2 years.

For purposes of the securities, the calculation agent will determine the CMS rates on any date of determination by reference to the rate for U.S. dollar interest rate swaps with the applicable maturity appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that day.

If, however, the applicable CMS rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on the date of determination, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 am, New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with the applicable maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a maturity of three months. If at least three quotations are provided, the applicable CMS rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith and using its reasonable judgment.

CMS rates are calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with the applicable maturity that are sourced from electronic trading venues.

The provisions set forth in this section “—Determination of CMS Rates” are subject to the discussion in “Discontinuance of a CMS Rate” below.

Discontinuance of a CMS Rate

If the calculation and publication of a CMS rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable CMS rate, and the calculation agent may deem that rate (the “successor CMS rate”) to be the applicable CMS rate for purposes of the securities. Upon the selection of any successor CMS rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS rate will no longer be deemed to refer to the original CMS rate and will be deemed instead to refer to that successor CMS rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to any CMS rate that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS rate, the calculation agent will cause notice to be furnished to us and the trustee.

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Citigroup Global Markets Holdings Inc.

If the calculation and publication of a CMS rate is permanently canceled and no successor CMS rate is chosen as described above, then the calculation agent will calculate the applicable CMS rate on each subsequent date of determination in good faith and using its reasonable judgment. Such rate, as calculated by the calculation agent, will be the relevant CMS rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a CMS rate may adversely affect the value of and return on the securities.

Postponement of the Valuation Date

If the scheduled valuation date is not a U.S. government securities business day, then the valuation date will be postponed to the earlier of (a) the first following day that is a U.S. government securities business day and (b) the business day immediately preceding the maturity date. If the valuation date is postponed to a day that is not a U.S. government securities business day, that day will nevertheless be the valuation date, in which case the CMS rates will be determined as described under “—Determination of CMS Rates” above.

“U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us. The calculation agent will make the determinations specified in this pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity (disregarding the final coupon payment), calculated as though the valuation date were the date of such acceleration, plus accrued and unpaid interest to but excluding the date of acceleration.

In case of default under the securities, whether in the payment of interest or any other payment due under the securities, no interest will accrue on such overdue payment either before or after the maturity date.

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Citigroup Global Markets Holdings Inc.

Information About the CMS Spread

CMS Rates

A constant maturity swap (“CMS”) rate for a given maturity is, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with that maturity. A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). For example, the 30-year CMS rate at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR. 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

Many complex economic factors may influence CMS rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by the applicable CMS rate;

•	current market expectations about inflation over the period of time relevant to the applicable CMS rate;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

Because CMS rates are market rates and are influenced by many factors, it is impossible to predict the future value of any CMS rate.

CMS Spread

The payment at maturity on the securities is linked to the difference, or spread, between two CMS rates of different maturities—CMS30 and CMS2. The relationship between CMS rates of different maturities may be thought of in terms of a curve plotted on a graph, where the y-axis represents the CMS rate and the x-axis represents the applicable maturity. The graphs below illustrate hypothetical CMS yield curves and do not represent any actual CMS yield curve.

Longer-term CMS rates may be greater than shorter-term CMS rates, as illustrated in the first graph above. Alternatively, shorter-term CMS rates may be greater than longer-term CMS rates, resulting in an inverted yield curve, as illustrated in the second graph above. If the CMS yield curve is inverted on the valuation date, such that CMS2 is greater than CMS30, the CMS spread will be negative, and if the CMS spread is below -0.10% (meaning that CMS2 exceeds CMS30 by more than 0.10%), you will lose more than 25%, and possibly up to all, of your investment in the securities.

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Citigroup Global Markets Holdings Inc.

The spread between CMS rates of different maturities is influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the CMS spread will depend not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities differently. For example, if the relevant economic factors lead to a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS spread will decrease.

Although there is no single factor that determines the CMS spread, the CMS spread has historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors.

Historical Information on the CMS Spread

The graph below shows the daily value of the CMS spread for each day such value was available from January 1, 2008 through July 24, 2018 using historical data obtained from Bloomberg. The historical values of the CMS spread should not be taken as an indication of the future values of the CMS spread during the term of the securities.

The CMS spread at 11:00 a.m. (New York time) on July 24, 2018 was 0.159%.

Historical CMS Spread January 1, 2008 to July 24, 2018

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•	a person subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any applicable state, local or non-U.S. tax laws, the potential application of the Medicare contribution tax or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a unit comprising (i) a derivative contract with respect to the CMS spread (a “Derivative Contract”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the security to secure your potential obligation under the Derivative Contract (the “Deposit”). Moreover, we intend to treat the Derivative Contract as an option written by you that, if exercised, requires you to pay at maturity an amount equal to the Deposit in exchange for an amount determined by reference to the final value of the CMS spread (the “Put Option”). In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

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Citigroup Global Markets Holdings Inc.

•	the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments. Interest on the Deposit generally should be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of tax accounting.

The Put Premium should not be taken into account until retirement or earlier sale or exchange of the security.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (other than any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security). Such gain or loss should be long-term capital gain or loss if you have held the security for more than one year, and short-term capital gain or loss otherwise.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. Although it is not clear whether such gain or loss should be treated as long-term or short-term capital gain or loss, it would be reasonable to treat such gain or loss as long-term capital gain or loss if you have held the security for more than one year at the time of disposition.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash that is different (without taking into account the final coupon payment) from the stated principal amount of a security, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, you should recognize gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) plus the cash you receive at maturity, excluding the final coupon payment, and (ii) the Deposit.

Because of the lack of authority addressing the tax treatment of financial instruments linked to the CMS spread or a similar underlying market measure, there is significant uncertainty regarding whether gain or loss recognized with respect to the Put Option at the retirement of a security should be treated as capital gain or loss or as ordinary income or loss.  This determination could have a significant effect on the tax consequences to you of owning a security.  Among other things, if you are an individual, an ordinary loss that you recognize may be a non-deductible “miscellaneous itemized deduction.” While our counsel believes that it would be reasonable to treat any such gain or loss as capital gain or loss, in light of the significant uncertainty regarding this issue you should consult your tax adviser regarding the character of this gain or loss.

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Citigroup Global Markets Holdings Inc.

Possible Alternative Tax Treatments of an Investment in the Securities

As discussed above, the tax treatment of the securities is unclear. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities.

Even if the treatment of a security as a Deposit and a Derivative Contract is respected, the IRS could seek to treat the Derivative Contract as a “notional principal contract” instead of a Put Option.  In that event, because there are no currently effective regulations that comprehensively address the treatment of income and deductions on a notional principal contract providing for contingent, nonperiodic payments, the timing and character of income and deductions on the Derivative Contract would be unclear.  You would likely be required to recognize income during the term of the securities with respect to the Derivative Contract in an amount that could differ from the portion of the coupon payments that is attributable to the Derivative Contract.  In addition, any income or loss you recognized at maturity of the securities would likely be ordinary income or loss (which, if you are an individual, may be a non-deductible “miscellaneous itemized deduction.”

Alternatively, a security could be treated as a debt instrument issued by us, in which case the securities would likely be subject to Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities.  In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. Under other possible treatments, the entire coupon on the securities might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the securities.

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

There is significant uncertainty regarding the proper U.S. federal tax treatment of the securities. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a beneficial owner during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Subject to the discussion below regarding “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical

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Citigroup Global Markets Holdings Inc.

prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the issues presented by the notice.

The proper tax treatment of the securities is uncertain. While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to the discussion below regarding “FATCA” and the Form W-8 certification requirement described above), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and payment of the proceeds of a taxable disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Although the application of these rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is unclear, it would be prudent to assume that a withholding agent will treat the securities as subject to the withholding rules under FATCA. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Assumptions by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

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(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $35 for each security sold in this offering (or up to $5 per security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $35 for each security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $35 for each security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5 for each security they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers will receive a fixed selling concession, of $35 for each security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $35 for each security they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the CMS spread and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by

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CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

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Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings

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Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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